Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2012, relating to the financial statements and financial highlights which appears in the December 31, 2011 Annual Report to Policyholders of Sentinel Variable Products Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Fund Services Arrangements” and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 25, 2012